Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-53785, 333-80387, 333-86224, 333-108342, and 333-117986 on Form S-8 of our reports dated February 28, 2008, relating to the financial statements and financial statement schedule of Columbia Sportswear Company (which report expresses an unqualified opinion and includes an explanatory paragraph related to the change in accounting for stock-based compensation upon the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment), and the effectiveness of Columbia Sportswear Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Columbia Sportswear Company for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Portland, OR

February 28, 2008